Exhibit 19

Crinetics Pharmaceuticals, Inc.
Insider Trading Policy

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Crinetics Pharmaceuticals, Inc. (together with any of its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy (this “Policy”) applies to all officers, directors, employees and agents, including consultants and contractors of the Company (together with any other person designated as being subject to this Policy by the Chief Financial Officer (CFO), General Counsel (GC), Vice President of Compliance (Compliance Officer) or their designee, “Covered Persons”). For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Covered Persons are responsible for ensuring that immediate family members and members of their household comply with this Policy. This Policy also applies to any entities controlled by Covered Persons, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Notwithstanding the foregoing, this Policy, including without limitation, the preclearance policy, blackout periods and prohibited transactions, does not apply to venture capital entities or other institutional investors, and the related transactions in the Company’s securities by such entities, that may be affiliated with a director of the Company or for Company securities that a director may be deemed to have beneficial ownership of by virtue of such affiliation; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine compliance with applicable securities laws in considering whether to adhere to this Policy.

Questions regarding the Policy should be directed to the CFO, GC or Compliance Officer, who are responsible for the administration of this Policy.

Policy Statement

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis. Every Covered Person has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Chief Financial Officer prior to considering a transaction in Company securities.

Blackout Periods

Quarterly Trading Restricted Periods: All directors, officers, and any Covered Persons that have access to quarterly information in advance of disclosure (“Designated Persons”) may not conduct any transactions involving the Company’s securities (other than as specified by this Policy), during a “Quarterly Restricted Period” beginning the day after the end of each fiscal quarter and ending on the business day following the date of the public release of the Company’s earnings results for that quarter.

Event-Specific Restricted Periods: From time to time, the CFO or GC, or their designee may recommend that all Covered Persons suspend trading in Company securities because of developments that have not yet been disclosed to the public, such period an “Event-Specific Restricted Period.” Subject to the exceptions noted below, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

Exceptions: These Quarterly Restricted Periods and Event-Specific Restricted Periods do not apply to:

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purchases of the Company’s securities from the Company (e.g., pursuant to the Employee Stock Purchase Plan), or sales of the Company’s securities to the Company;

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or
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purchases or sales of the Company’s securities (i) mandated under an employee benefit plan maintained by the Company which authorizes the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or (ii) made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).

Exceptions to the blackout period policy may be approved by the CFO and the GC, including any exceptions for bona fide gifts of the Company’s securities.

Preclearance of Transactions by Directors, Officers and Certain Employees

All transactions (including gifts) in the Company’s securities by directors, officers and any Covered Person listed on Schedule I (as amended from time to time by the CFO and GC) (each, a “Preclearance Person”) must be precleared by the CFO. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that they are not aware of material nonpublic information about the Company. The CFO, or their designee shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are precleared must be effected within five business days of receipt of the preclearance. A precleared transaction (or any portion of a precleared transaction) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the CFO, GC, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

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corporate earnings or earnings forecasts;
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possible mergers, acquisitions, tender offers, or dispositions;
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major new products or product developments;
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results of clinical trials or preclinical studies;
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communications sent to or received from the U.S. Food and Drug Administration or foreign regulatory authorities;
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important business developments, such as trial results, developments regarding strategic collaborations or the status of regulatory submissions;
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management or control changes;
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significant financing developments including pending public sales or offerings of debt or equity securities;
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defaults on borrowings;
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bankruptcies;
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cybersecurity or data security incidents; and
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significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The CFO and GC or their designee shall have sole discretion to decide whether information is public for purposes of this Policy. However, in all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the CFO, GC, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Post-Termination Transactions

The Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Derivative Securities Transactions

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the CFO.

Standing and Limit Orders

The Company discourages placing standing or limit orders on the Company’s securities beyond a one-day order. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine the timing of any distributions, based on relevant facts and circumstances, and applicable securities laws.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

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has been submitted to and preapproved by the CFO;
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includes a “Cooling Off Period” for:
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Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
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employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
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for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
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has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a Quarterly Restricted Period or Event-Specific Restricted Period. For example, although modifications to an existing Trading Plan are not prohibited, a Trading Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration;
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either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions;
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has a duration of at least six months and no more than two years; and
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complies with all other applicable requirements of Rule 10b5-1.

The CFO may impose such other conditions on the implementation and operation of the Trading Plan as the CFO deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time and may only enter into one single-trade Trading Plan during any consecutive 12-month period, in each case, except under the limited circumstances permitted by Rule 10b5-1 (including Trading Plans which authorize an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award). All Trading Plans are subject to preapproval by the CFO.

An individual may only modify a Trading Plan outside of a Quarterly Restricted Period or Event-Specific Restricted Period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the CFO and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. The Company further reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the CFO, GC, Chief Executive Officer (CEO) or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the CFO, the GC, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Interpretation, Amendment, and Implementation of this Policy

The CFO, GC and Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the CFO, GC or Compliance Officer, may include amendments to or departures from the terms of this Policy (including amendments to Schedule I), to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the CFO, the GC, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Schedule I

Individuals Subject to Preclearance Requirement

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Designated Persons:
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All officers of the Company
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All members of the Company’s Board of Directors
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Persons that have access to material, non-public information in advance of disclosure
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All employees of the Company at or above the Senior Vice President Level